Exhibit 21

SUBSIDIARIES OF THE COMPANY

Subsidiary	State/Country
Aarding do Brasil Fornecimento de Produtos Termo-Acusticos Equipmentos Ltda	Brazil
Aarding Thermal Acoustics B.V.	Netherlands
Aarding Thermal Acoustics USA, Inc.	Delaware
ATA Beheer B.V.	Netherlands
Burgess Manning (India) Pvt. Ltd.	India
Burgess-Manning Gmbh	Germany
CECO Environmental India Private Limited	India
CECO Environmental IP, Inc.	Delaware
CECO Environmental Mexico S de RL de CV	Mexico
CECO Environmental Middle East	United Arab Emirates
CECO Environmental Netherlands B.V.	Netherlands
CECO Environmental Services Mexico S de RL de CV.	Mexico
CECO Group Global Holdings, LLC	Delaware
CECO Group, Inc.	Delaware
CECO Industrial Solutions, Inc.	Delaware
CECO Mexico Holdings, LLC	Delaware
EFFOX, Inc.	Delaware
Emtrol, LLC	New York
Emtrol, Ltd	Canada
Fisher-Klosterman-Buell Shanghai Co. Ltd	China
FKI, LLC	Delaware
Flextor do Brasil Importacao e Exprortacao Ltda	Brazil
Flextor, Inc.	Canada
H.M. White, Inc.	Delaware
Mefiag (Guangzhou) Filter Systems Ltd.	China
Mefiag B. V.	Netherlands
Met-Pro (Hong Kong) Company Limited	Hong Kong
Met-Pro Chile Limitada	Chile
Met-Pro China Company	Hong Kong
Met-Pro Holdings, LLC	Delaware
Met-Pro Product Recovery/Pollution Control Technologies, Inc.	Canada
Met-Pro Technologies, LLC	Delaware
MP China Company Limited	Hong Kong
Peerless Asia-Pacific Pte. Ltd	Singapore
Peerless China Holdings, LLC	China
Peerless China Manufacturing Co. Ltd.	China
Peerless Europe, Ltd	United Kingdom
Peerless Manufacturing Canada, Ltd.	Canada
Peerless Mfg. Co.	Texas
PMC Acquisition, Inc.	Texas
SAT Technology, Inc. (Shanghai)	China
The Kirk & Blum Manufacturing Company	Ohio